December 29, 2014

Cross Shore Discovery Fund

c/o Huntington Asset Services, Inc.

2960 N. Meridian Street, Suite 300

Indianapolis, IN 46206

Ladies and Gentlemen:

We have acted as counsel to Cross Shore Discovery Fund, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Pre-Effective Amendment No. 1 to the Trust’s registration statement on Form N-2 (File Nos. 33-196691 and 811-22976) (the “Post-Effective Amendment”) registering 500,000 shares of beneficial interest of the Cross Shore Discovery Fund, the Trust’s sole series (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the following documents, and have made such other investigation as we deemed appropriate:

a)	The Pre-Effective Amendment;

b)	The Trust’s Agreement and Declaration of Trust dated May 20, 2014 (the “Trust Instrument”);

c)	The Trust’s Certificate of Trust dated May 20, 2014;

d)	The Trust’s By-Laws dated May 20, 2014 (the “By-Laws”);

e)	Copies of certain resolutions (the “Resolutions”) adopted and approved by the Board with respect to the Fund and the issuance of Shares;

f)	A Certificate of Good Standing for the Trust dated December 17, 2014, obtained from the Secretary of State of the State of Delaware; and

December 29, 2014

g)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof.

For various facts that are material to our opinion, we have relied upon representations made in the foregoing documents and upon the certificate of the Secretary of the Trust.

With respect to all documents that we examined, we have assumed (i) the authenticity of documents submitted to us as authentic originals, (ii) the conformity of all documents submitted to us as copies with the originals of such documents, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust; (ii) that the Trust Instrument, the By-Laws and the Certificate of Trust are in full force and effect and have not been amended, except as described above; (iii) the Fund’s due formation and organization and valid existence in good standing under the laws of the jurisdiction governing its organization or formation; (iv) the legal capacity of natural persons who are parties to the documents that we examined; (v) that each of the parties (other than the Fund) to the documents that we examined had and has the power and authority to execute and deliver such documents, and to perform its obligations thereunder; (vi) the due authorization, execution and delivery of all documents that we examined by all parties thereto; (vii) the payment by each person to whom the Fund has issued or will issue Shares (collectively, the “Shareholders”) for such Shares, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Pre-Effective Amendment; and (viii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Pre-Effective Amendment.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, are generally applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

(1) any Shares sold prior to the effective date of the Pre-Effective Amendment and that are being registered pursuant to the Pre-Effective Amendment will be validly issued, fully paid and nonassessable; and

(2) when Shares are issued and paid for upon the terms provided in the Pre-Effective they will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Pre-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection

December 29, 2014

with the Pre-Effective Amendment and to the reference to this firm in the Prospectus and Statement of Additional Information that will be filed as part of the Pre-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Bernstein Shur

Bernstein Shur